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                            September 29, 2020

       Edmund Hen Man
       Chief Financial Officer
       China Ceramics Co., Ltd
       Junbing Industrial Zone
       Anhai, Jinjiang City, Fujian Province, PRC

                                                        Re: China Ceramics Co.,
Ltd
                                                            Registration
Statement on Form F-3
                                                            Filed September 23,
2020
                                                            File No. 333-248998

       Dear Mr. Hen Man:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Sergio
Chinos, Staff Attorney, at (202) 551-7844 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Manufacturing